                                                                   Exhibit T3E.2

                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF VIRGINIA
                               ALEXANDRIA DIVISION

IN RE MICROSTRATEGY INC. SECURITIES         )    Civil Action No. 00-473-A
LITIGATION                                  )
____________________________________________)

    NOTICE OF SETTLEMENT OF CLASS ACTION WITH RESPECT TO REMAINING DEFENDANT
         PRICEWATERHOUSECOOPERS LLP, HEARING ON PROPOSED SETTLEMENT AND
          ATTORNEYS' FEE PETITION AND RIGHT TO SHARE IN SETTLEMENT FUND
          -------------------------------------------------------------

TO: ALL PERSONS WHO PURCHASED THE COMMON STOCK OR CALL OPTIONS, OR SOLD PUT OPTIONS, OF MICROSTRATEGY INCORPORATED ("MICROSTRATEGY") DURING THE PERIOD JUNE 11, 1998 THROUGH MARCH 20, 2000, INCLUSIVE (THE "CLASS").

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS MAY BE AFFECTED BY A CLASS ACTION LAWSUIT AND PROPOSED SETTLEMENT PENDING IN THIS COURT.

                 SUMMARY OF THE STIPULATION AND RELATED MATTERS
                 ----------------------------------------------

Purpose of this Notice
----------------------

     1. This Notice is given pursuant to Rule 23 of the Federal Rules of Civil Procedure and an Order of the Court dated May 25, 2001. The purpose of this Notice is to advise you of a proposed Stipulation and Agreement of Settlement with Defendant PricewaterhouseCoopers LLP ("PwC") dated as of May 21, 2001 (the "Settlement") which would finally settle this Action with PwC, the sole remaining Defendant./1/ The Settlement will affect all Class Members' rights. This Notice describes rights you may have under the proposed Settlement and what steps you may take in relation thereto. This Notice is not an expression of any opinion by the Court as to the merits of any claims or any defenses asserted by any party in this Action, or the fairness or adequacy of the proposed Settlement.

Class Recovery Under the Proposed Partial Settlement
----------------------------------------------------

     2. Pursuant to the Settlement described herein, a Settlement Fund of $55 million in cash, plus interest, will be established on October 29, 2001 pursuant to the proposed settlement with PwC. Plaintiffs' damage expert has estimated that there were approximately 10 million shares of MicroStrategy Class A common stock traded during the period June 11, 1998 through March 20, 2000, inclusive (the "Class Period") which may have been damaged as a result of the wrongdoing alleged in the Action (the "Damaged Shares"). As a result, Plaintiffs estimate that the average gross recovery per each Damaged Share in connection with this Settlement will be approximately $5.50 per Damaged Share. The Gross Settlement Fund to be distributed to Class Members is subject to reduction based on the amount of attorneys' fees and expenses that may be awarded by the Court, as described in paragraph 6 below.

     3. The actual amount of the Net Settlement Fund that any Class Member will be eligible to receive is dependent upon (i) the number of claims actually submitted, which, if for less than all Damaged Shares, could increase the amount each Class Member who presents a valid claim is eligible to receive; (ii) the price actually paid by a Class Member on his, her or its purchase of shares of MicroStrategy common stock during the Class Period, and whether those shares were held at the end of the Class Period or sold during the Class Period and, if sold, when they were sold and at what price, as set forth in the Plan of Allocation described in paragraphs 30 through 35 below, or such other Plan of Allocation as may be approved by the Court; and (iii) the amount of attorneys' fees and expenses awarded by the Court from the Gross Settlement Fund, as described in paragraph 6 below, and other costs of Notice to the Class and administration of the Settlement (including professional fees) and taxes on the interest earned by the Gross Settlement Fund. Any such costs of Notice and administration and taxes shall be subject to the review and approval of the Court prior to the distribution of the Net Settlement Fund to Class Members.

Statement of Potential Outcome of Case
--------------------------------------

     4. PwC has denied wrongdoing of any kind whatsoever or any liability to Plaintiffs or the Class. Plaintiffs and PwC disagreed on both liability and damages and do not agree on the average amount of damages per share that would be recoverable if Plaintiffs were to have prevailed on each claim alleged. In addition to the numerous risks of litigation and liability issues on which the parties disagree, the damage-related issues on which the parties disagree include: (a) the appropriate economic model for determining the amount by which MicroStrategy's common stock and options were allegedly artificially inflated (if at all) during the Class Period; (b) the amount by which MicroStrategy's common stock and options were allegedly artificially inflated (if at all) during the Class Period; (c) the effect of various market forces influencing the trading price of MicroStrategy's securities at various times during the Class Period; (d) the extent to which external factors such as general market and industry conditions, influenced the trading price of MicroStrategy's securities at various times during the Class Period; (e) the extent


__________________________

     /1/ A settlement was previously reached with MicroStrategy and other defendants as described in the Notice of Pendency of Class Action and Partial Settlement dated January 26, 2001 previously mailed to Class Members (the "Prior Settlement with MicroStrategy").

to which the various matters that Plaintiffs alleged were materially false or misleading influenced (if at all) the trading price of MicroStrategy's common stock and options at various times during the Class Period; and (f) the extent to which the various allegedly adverse material facts that Plaintiffs alleged were omitted and/or misrepresented by PwC influenced (if at all) the trading price of MicroStrategy's securities at various times during the Class Period.

     5. PwC denies that it is liable to the Plaintiffs or the Class and deny that Plaintiffs or the members of the Class have suffered any damages.

Statement of Attorneys' Fees and Costs Sought
---------------------------------------------

     6. Plaintiffs' Counsel intend to apply for fees of up to one-third (33 1/3%) of the Gross Settlement Fund, and for reimbursement of expenses in an amount not to exceed $3.5 million, or an average of $2.18 in fees and expenses per Damaged Share. Such amounts as may be awarded by the Court will reduce the Gross Settlement Fund which will be available for distribution to Class Members. Plaintiffs' Counsel have expended considerable time and effort in the prosecution of this litigation on a contingent fee basis, and have advanced the expenses of the litigation, in the expectation that if they were successful in obtaining a recovery for the Class they would be paid from such recovery. In this type of litigation it is customary for counsel to be awarded a percentage of the common fund recovery as their attorneys' fees.

Further Information
-------------------

     7. Further information regarding the Action and this Notice may be obtained by contacting Plaintiffs' Co-Lead Counsel: Steven G. Schulman, Esq., Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119-0165, Telephone (212) 594-5300; or Fred Taylor Isquith, Esq., Wolf Haldenstein Adler Freeman & Herz LLP, 270 Madison Avenue, New York, New York 10016, Telephone (212) 545-4600.

Reasons for the Settlement
--------------------------

     8. The principal reason for the Stipulation is the substantial benefit to be provided to the Class now. Continued litigation would subject the Class to numerous uncertainties, such as the risk of potential unfavorable outcomes of the trial or appeals.

                          NOTICE OF SETTLEMENT HEARING
                          ----------------------------

     9. NOTICE IS HEREBY GIVEN, pursuant to Rule 23 of the Federal Rules of Civil Procedure and an Order of the United States District Court for the Eastern District of Virginia, Alexandria Division (the "Court") dated May 25, 2001, that a hearing will be held before the Honorable T. S. Ellis, III, in Courtroom No. 900 of the United States District Court for the Eastern District of Virginia, 401 Courthouse Square, Alexandria, Virginia 22314, at 2:00 p.m., on July 16, 2001 (the "Settlement Hearing") to determine whether the proposed settlement of the Action, is fair, reasonable and adequate, to consider the proposed Plan of Allocation for the settlement proceeds and to consider the application of Plaintiffs' Counsel for attorneys' fees and reimbursement of expenses.

     10. The Court has previously certified the Action to proceed as a class action on behalf of all persons or entities who, during the period June 11, 1998 through March 20, 2000, inclusive, purchased MicroStrategy common stock or call options or sold MicroStrategy put options, and who were allegedly damaged thereby (the "Class"). Excluded from the Class are Defendants (as defined at paragraph 12 below), any person, firm, trust, corporation or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, the partners, principals, officers, directors, employees, affiliates, legal representatives, heirs, predecessors, successors and assigns of Defendants, and the immediate family members of any such individual. Also excluded from the Class are any putative Class Members who previously excluded themselves from this Action by filing a request for exclusion in accordance with the requirements set forth in the Notice of Pendency of Class Action and Partial Settlement dated January 26, 2001 previously mailed to Class Members.

     11. CLASS MEMBERS HAVE CERTAIN RIGHTS WHICH MUST BE EXERCISED BEFORE CERTAIN DEADLINES, AS MORE FULLY DESCRIBED AT PARAGRAPH 36 BELOW.

                          BACKGROUND OF THE LITIGATION
                          ----------------------------

     12. This litigation, which was commenced in March 2000, asserted that MicroStrategy, Michael J. Saylor, Sanju K. Bansal, Mark S. Lynch, Stephen S. Trundle, Ralph S. Terkowitz, and Frank A. Ingari (the "former Individual Defendants") and MicroStrategy's auditor, Settling Defendant PwC (collectively, the "Defendants") are liable to Plaintiffs and the Class for violations of the federal securities laws.

     13. The Court consolidated several predecessor actions for all purposes into this Action pursuant to Rule 42(a) of the Federal Rules of Civil Procedure. The Court also (i) granted the motion of Akiko and Atsukuni Minami and Local 144 Nursing Home Pension Fund to be appointed "Lead Plaintiffs," and (ii) designated the law firms of Milberg Weiss Bershad Hynes & Lerach LLP and Wolf Haldenstein Adler Freeman & Herz LLP as "Plaintiffs' Co-Lead Counsel."

     14. A Consolidated Amended Class Action Complaint ("Complaint") was filed on July 7, 2000. The Complaint asserts claims against Defendants based upon, inter alia, the following allegations:

         i) During the Class Period Defendants allegedly caused MicroStrategy to improperly recognize revenues on software licensing agreements prior to those contracts being finalized and/or when they were subject to significant contingencies or yet-to-be fulfilled obligations by MicroStrategy. Such practices allegedly violated Generally Accepted Accounting Principles and significantly distorted MicroStrategy's publicly reported financial results and condition, rendering them materially false and misleading throughout the Class Period;

         ii) These financial reports were included in MicroStrategy's public filings with the Securities and Exchange Commission and in various press releases;

         iii) PwC allegedly participated in the alleged fraud by reason of its preparation and release of false and unqualified audit reports concerning MicroStrategy's financial statements for the calendar years 1997, 1998 and 1999 and by its participation in the preparation and release of MicroStrategy's publicly misstated quarterly financial reports;

         iv) The financial and audit reports allegedly artificially inflated the market price of MicroStrategy's common stock during the Class Period;

         v) On March 20, 2000, MicroStrategy disclosed that its financial statements for 1998 and 1999 had to be restated; that all of MicroStrategy's previously reported earnings for those two years were being eliminated; and that those results would, instead, reflect losses. Allegedly as a result of these disclosures, MicroStrategy's common stock dropped from $226 3/4 per share on March 17, 2000 (the last trading day prior to the revelations) to $86 3/4 per share on the day the disclosures were made;

         vi) Prior to the March 20, 2000 disclosures, the former Individual Defendants sold MicroStrategy common stock at allegedly artificially inflated prices, receiving aggregate proceeds in excess of $90 million.

     15. The Complaint asserts claims on behalf of the Class against PwC for violations of Section 10(b) of the Securities Exchange Act of 1934 (the antifraud provision) and Rule 10b-5 promulgated thereunder. Plaintiffs seek monetary damages on behalf of themselves and all other members of the Class.

     16. By Order dated August 10, 2000, as subsequently amended on August 25, 2000, the Court conditionally certified the Action to proceed as a class action under Rule 23 of the Federal Rules of Civil Procedure.

     17. By Order dated September 15, 2000, the Court denied PwC's motion to dismiss the Complaint.

     18. By Order dated March 30, 2001 and made final on or about April 17, 2001, the Court approved a partial settlement of this Action against MicroStrategy and the former Individual Defendants, leaving PwC as the sole remaining Defendant. The Prior Settlement with MicroStrategy provided for a payment to the Class of $80,500,000 face value of 7.5% five year unsecured Notes, 1,900,000 Warrants and at least 550,000 shares of MicroStrategy common stock, plus up to $750,000 of notice and administration expenses.

     19. Plaintiffs' Co-Lead Counsel have conducted and completed extensive research, discovery and investigation during the prosecution of the Action, including: (i) inspection and analysis of hundreds of thousands of pages of documents produced by Defendants and third parties; (ii) review of MicroStrategy's public filings, press releases, and other public statements;
(iii) interviews and/or depositions of MicroStrategy officers and employees;
(iv) conducted or defended depositions of 29 witnesses, including 13 PwC current and former partners or employees, three expert witnesses retained by PwC, two expert witnesses retained by Plaintiffs' Co-Lead Counsel, 8 third parties, certain MicroStrategy Defendants, and certain plaintiffs; and (v) consultation with accounting, damages and other consultants and experts retained by Plaintiffs' Co-Lead Counsel.

     20. As more fully described below, Lead Plaintiffs (on behalf of themselves and the Class) have entered into the Settlement with Settling Defendant PwC. The Settlement is subject to certain contingencies, including final Court approval pursuant to Rule 23(e) of the Federal Rules of Civil Procedure. The proposed settlement provides for PwC to pay the "Cash Settlement Amount" into an interest-bearing account on October 29, 2001. The Cash Settlement Amount shall be calculated as if it were a cash obligation of $51 million as of September 15, 2000, accruing interest at a rate of 7% per annum. PwC shall pay $300,000 of the Cash Settlement Amount into an account on June 15, 2001 to pay for notice costs. The total amount of the payments as of October 29, 2001 will be in excess of $55 million. The Cash Settlement Amount and any additional interest earned thereon shall be the Gross Settlement Fund.

     21. Whether or not Defendants committed any violations of the federal securities laws has not been determined. Nor has any determination been made as to the amount of damages, if any, that are awardable to the Class.

     22. PwC has denied that there was any wrongdoing whatsoever and has asserted various defenses to the claims asserted in the Complaint. THE ISSUANCE OF THIS NOTICE IS NOT AN EXPRESSION OF THE COURT'S OPINION ON THE MERITS OF THE ACTION AS AGAINST PwC.

                                 THE SETTLEMENT
                                 --------------

     23. Plaintiffs' Co-Lead Counsel and PwC's Counsel have engaged in significant motion practice and discovery and conducted in-depth discussions and extensive arms-length negotiations concerning key liability and damages issues underlying the claims and defenses in the Action. These negotiations have produced the proposed settlement.

     24. The Settlement provides that on October 29, 2001, Settling Defendant PwC shall pay the "Cash Settlement Amount" into an interest-bearing account under the control of Plaintiffs' Co-Lead Counsel for the benefit of the Class. The Cash Settlement Amount and any additional interest earned thereon shall be the Gross Settlement Fund. In return for PwC's payments, the Action will be dismissed with prejudice as against PwC, and the Class will release all Settled Claims (as defined below) against the Released Parties (as defined below).

     25. The Gross Settlement Fund will be distributed as follows:

         a. To pay Plaintiffs' Counsel attorneys' fees and reimbursement of expenses (the "Fee Award"), if and to the extent allowed by the Court, and the costs of notice and administration of the Settlement; and

         b. Subject to the approval by the Court of the Plan of Allocation (set forth in paragraphs 30 through 35 below), the Net Settlement Fund shall be distributed in accordance with the Plan of Allocation to members of the Class who submit or who have previously submitted valid and timely Proofs of Claim ("Authorized Claimants"). If a Class Member did not previously submit a valid Proof of Claim, he may do so now in order to participate in the proceeds of the present Settlement, but such claimants will not participate in the proceeds from the Prior Settlement with MicroStrategy.

     26. Pursuant to the Order and Final Judgment approving the Settlement ("Order and Final Judgment"), Plaintiffs and the members of the Class (excluding any persons or entities who timely and properly excluded themselves from the Class) on behalf of themselves, their heirs, executors, administrators, successors, assigns, officers, and directors, and any persons they represent, all in their capacities as such, shall, with respect to each and every Settled Claim, release and forever discharge, and shall forever be enjoined from prosecuting, any "Settled Claims" against any of the "Released Parties."

         (a) "Settled Claims" means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims, that have been or could have been asserted in any forum by Plaintiffs or any Class Member (excluding any persons or entities who timely and properly excluded themselves from the Class), or any of them, against any of the Released Parties, which arise out of or relate in any way to the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, referred to or that could have been asserted in the Complaint, relating to the purchase of MicroStrategy common stock or call options or sale of MicroStrategy put options during the Class Period.

         (b) "Released Parties" means the Settling Defendant and any person, firm, company, trust, corporation, or entity in which the Settling Defendant has a controlling interest, and its past, present and future parents (including intermediate and ultimate parents), subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective past, present and future partners, principals, employees, representatives, agents, solicitors, attorneys, heirs, investment advisors, administrators, executors, insurers, predecessors, successors and assigns, or any of them, including any person or entity acting on behalf or at the direction of any of them.

     27. The Order and Final Judgment will also dismiss with prejudice all claims asserted by Plaintiffs and the Class in this Action against PwC, and Plaintiffs and the Class shall be deemed to have released such claims and will be enjoined from any further prosecution thereof.

     28. The Order and Final Judgment approving the Settlement shall also include a "bar order" that enjoins any other person or entity from asserting in this Court, or in any other federal court, or in any state court or other forum, any action or claim arising out of, based upon or related to any of the allegations in the Complaint or any other pleadings filed in the Action, or any claim for contribution or equitable indemnity, by which such person or entity attempts to recover losses arising out of claims made by Plaintiffs (excluding any persons or entities who timely and properly excluded themselves from the Class), against PwC or the Released Parties.

     29. The Settlement will become effective at such time as Orders entered by the Court approving the Settlement shall become final and not subject to appeal (the "Effective Date").

                    PLAN OF ALLOCATION OF SETTLEMENT PROCEEDS
                    -----------------------------------------
                               AMONG CLASS MEMBERS
                               -------------------

     30. The Gross Settlement Fund less all taxes, approved costs, fees and expenses (the "Net Settlement Fund") shall be distributed to Authorized Claimants.

     31. The Claims Administrator shall determine each Authorized Claimant's pro rata share of the Net Settlement Fund based upon each Authorized Claimant's "Recognized Claim" pursuant to the Plan of Allocation previously approved by the Court in connection with the Prior Settlement with MicroStrategy, except that no adjustment will be made with respect to "Subclass Members" who purchased contemporaneously with the sales of certain former Individual Defendants.

     32. a. Purchases of MicroStrategy common stock: An Authorized Claimant's
            ---------------------------------------
"Recognized Claim" from purchases of MicroStrategy common stock shall be calculated as follows:

              i. With respect to MicroStrategy common stock purchased during the
                                                            --------------------
Class Period and held or sold on or after March 20, 2000, an Authorized
--------------------------------------------------------
Claimant's "Recognized Claim" shall mean the difference, if a loss, between the amount paid for MicroStrategy common stock during the Class Period (including brokerage commissions and transaction charges), and either: a. for shares sold
                                                               ---------------
between March 20, 2000 and June 19, 2000, the greater of either (i) the sum for
----------------------------------------
which said shares were sold at a loss (net of brokerage commissions and transaction charges) between March 20, 2000 and June 19, 2000, or (ii) $43.673 /2/ per share; or b. for shares still held at the close of trading on June 19,
                     ---------------------------------------------------------
2000, $43.673 per share.
----

              ii. With respect to MicroStrategy common stock purchased during
                                                             ----------------
the Class Period and sold prior to March 20, 2000, an Authorized Claimant's
-------------------------------------------------
"Recognized Claim" shall mean ten percent (10%) of the difference, if a loss, between the amount paid for MicroStrategy common stock

____________________________

     /2/ $43.673 was the average closing price of MicroStrategy common stock during the 90-day period beginning on March 20, 2000 and ending on June 19, 2000.

during the Class Period (including brokerage commissions and transaction charges), and the sum for which said shares were sold at a loss (net of brokerage commissions and transaction charges) prior to March 20, 2000.

         b. Purchases of call options on MicroStrategy common stock: With
            -------------------------------------------------------
respect to purchases of call options on MicroStrategy common stock, which call options were open and unexpired positions of the Authorized Claimant on March 20, 2000, the Authorized Claimant's "Recognized Claim" shall mean the difference, if a loss, between (A) the amount paid for such call options on MicroStrategy common stock during the Class Period (including brokerage commissions and transaction charges), and (B) the greatest one of the following three amounts: (i) if the strike price of the call option was less than $86.75, /3/ the amount equal to the difference between the strike price and $86.75 per share for each share covered by the option; or (ii) if the call options were sold on or after March 20, 2000, the amount for which said options were sold (net of brokerage commissions and transaction charges); or (iii) if the call options expired worthless while still owned by the Authorized Claimant, the amount of zero ($0.00).

         c. Put options on MicroStrategy common stock: With respect to put
            -----------------------------------------
options on MicroStrategy common stock, which the Authorized Claimant wrote
(sold) during the Class Period and which were open and unexpired liabilities of the Authorized Claimant on March 20, 2000, an Authorized Claimant's "Recognized Claim" shall mean either (i) the amount paid to repurchase or cover such put options on or after March 20, 2000, less the amount received on the sale (writing) of the put option, or, (ii) if the put option was exercised and assigned to the Authorized Claimant, the strike price paid for each share put to the Authorized Claimant less $86.75 per share, and less the amount received on the sale (writing) of the put option.

         d. No Recognized Claim shall be allowed based on transactions in any put or call options which were not open contracts on March 20, 2000.

         e.  Transactions resulting in a gain shall not be included.

     33. Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund based on his, her or its Recognized Claim as compared to the total Recognized Claims of all Authorized Claimants.

     34. If the amount of the Net Settlement Fund is not sufficient to permit payment of the Recognized Loss of each Authorized Claimant, then each Authorized Claimant shall be paid that percentage of the Net Settlement Fund that each Authorized Claimant's Recognized Claim is of the total of the Recognized Claims of all Authorized Claimants.

     35. Class Members who did not previously and who do not now submit acceptable Proofs of Claim will not share in the Net Settlement Fund. Class Members who do not now nor did not previously submit acceptable Proofs of Claim, and who did not previously exclude themselves, will nevertheless be bound by the judgment and the Settlement.

                           THE RIGHTS OF CLASS MEMBERS
                           ---------------------------

     36. The Court has certified this Action to proceed as a class action. If you purchased common stock of MicroStrategy, purchased call options on MicroStrategy or sold put options on MicroStrategy during the period from June 11, 1998 through March 20, 2000, inclusive, then you are a member of the Class, unless you are excluded by definition (see paragraph 10 above) or if you previously excluded yourself from the Class. Class Members have the following options pursuant to Rule 23 (c) (2) of the Federal Rules of Civil Procedure:

         (i) You may share in the Net Settlement Fund, provided that you submit (or have previously submitted) an acceptable Proof of Claim. Class Members will be represented by Lead Plaintiffs and Plaintiffs' Co-Lead Counsel, unless you enter an appearance, personally or through counsel of your own choice at your own expense. You are not required to retain your own counsel, but if you choose to do so, such counsel must file an appearance on your behalf on or before July 10, 2001, and must serve copies of such appearance on the attorneys listed in paragraph 43 below.

         (ii) If you object to the Settlement or any of its terms, or to Plaintiffs' Counsel's application for fees and expenses, and if you did not previously exclude yourself from the Class, you may present your objections by following the instructions in paragraph 43 below.

                  SUBMISSION AND PROCESSING OF PROOFS OF CLAIM
                  --------------------------------------------

     37. In order to be eligible to receive any distribution from the Net Settlement Fund, if you have not already submitted a proper Proof of Claim in connection with the Prior Settlement with MicroStrategy, you must complete and sign the accompanying Proof of Claim and Release form and send it by first class mail postmarked on or before September 3, 2001, addressed as follows:

                       MicroStrategy Securities Litigation
                              c/o Gilardi & Co. LLC
                              Claims Administrator
                                  P.O. Box 990
                           Corte Madera, CA 94976-0990

If you previously submitted a proper Proof of Claim form in connection with the Prior Settlement with MicroStrategy, you do not need to submit another Proof of
                                            ---
Claim.

     38. IF YOU DO NOT SUBMIT (OR HAVE NOT PREVIOUSLY SUBMITTED) A PROPER PROOF OF CLAIM FORM, YOU WILL NOT BE ENTITLED TO ANY SHARE OF THE NET SETTLEMENT FUND. HOWEVER, IF YOU DID NOT PREVIOUSLY SUBMIT A PROPER PROOF OF CLAIM FORM IN CONNECTION WITH THE PRIOR SETTLEMENT WITH MICROSTRATEGY AND IF YOU DO SUBMIT A

____________________

     /3/   $86.75 was the closing price of MicroStrategy common stock on March
20, 2000.

PROPER PROOF OF CLAIM FORM IN CONNECTION WITH THIS SETTLEMENT, YOU WILL BE ENTITLED TO SHARE IN THE NET SETTLEMENT FUND WITH RESPECT TO THIS SETTLEMENT BUT WILL NOT BE ENTITLED TO SHARE IN THE NET SETTLEMENT CONSIDERATION WITH RESPECT TO THE PRIOR SETTLEMENT WITH MICROSTRATEGY.

     39. If you are a Class Member and have not previously excluded yourself, you will be bound by the Settlement and the Final Judgment of the Court dismissing this Action as against PwC, even if you do not submit a Proof of Claim.

     40. All Proofs of Claim must be submitted by the date specified in this Notice unless such period is extended by Order of the Court.

     41. Each person or entity submitting a Proof of Claim shall be deemed to have submitted to the jurisdiction of the United States District Court for the Eastern District of Virginia, Alexandria Division with respect to his, her or its claim.

                               SETTLEMENT HEARING
                               ------------------

     42. At the Settlement Hearing, the Court will determine whether to finally approve the Settlement and dismiss the Action and the claims of the Class Members as against Settling Defendant PwC. The Court will also determine whether the Plan of Allocation for the Net Settlement Fund is fair and reasonable. The Settlement Hearing may be adjourned from time to time by the Court without further written notice to the Class. If the Settlement is approved, the Court will also consider the application of Plaintiffs' Counsel for attorneys' fees.

     43. At the Settlement Hearing, any Class Member who has not previously excluded himself, herself or itself from the Class may appear in person or by counsel and be heard to the extent allowed by the Court in opposition to the fairness, reasonableness and adequacy of the Settlement, the Plan of Allocation, or the application for an award of attorneys' fees and reimbursement of expenses, provided, however, that in no event shall any person be heard in opposition to the Settlement, the Plan of Allocation, or Plaintiffs' Counsel's application for attorneys' fees and expenses and in no event shall any paper or brief submitted by any such person be accepted or considered by the Court, unless, on or before July 10, 2001, such person (a) files with the Clerk of the Court notice of such person's intention to appear, showing proof of such person's membership in the Class, and providing a statement that indicates the basis for such opposition, along with any documentation in support of such objection, and (b) simultaneously serves copies of such notice, proof, statement and documentation, together with copies of any other papers or briefs such person files with the Court, in person, or by mail so as to be received on or before July 10, 2001, upon Plaintiffs' Co-Lead Counsel:

        Daniel W. Krasner, Esq.                           Melvyn I. Weiss, Esq.
        Fred Taylor Isquith, Esq.                         Steven G. Schulman, Esq.
        WOLF HALDENSTEIN ADLER                            MILBERG WEISS BERSHAD
           FREEMAN & HERZ LLP                                HYNES & LERACH LLP
        270 Madison Avenue                                One Pennsylvania Avenue
        New York, NY  10016                               New York, NY  10119-0165

        and upon Settling Defendant's Counsel:

        Stephen M. Sacks, Esq.                            Leo S. Fisher, Esq.
        ARNOLD & PORTER                                   BEAN, KINNEY & KORMAN, P.C.
        555 12th Street, N.W.                             2000 North 14th Street, Suite 100
        Washington, D.C. 20004                            Arlington, VA 22201


           ATTORNEYS' FEES, COSTS AND EXPENSES OF PLAINTIFFS' COUNSEL
           ----------------------------------------------------------

     44. At the Settlement Hearing or at such other time as the Court may direct, Plaintiffs' counsel intend to apply to the Court for an award of attorneys' fees from the Gross Settlement Fund in an amount not greater than one-third (33 1/3%) of the Gross Settlement Fund and for reimbursement of their expenses in an amount not to exceed $3.5 million, plus interest at the same rate as earned by the Gross Settlement Fund. Plaintiffs' Counsel, without further notice to the Class, may subsequently apply to the Court for fees and expenses incurred in connection with administering and distributing the Net Settlement Fund to the members of the Class, to be paid from the Gross Settlement Fund.

                   NOTICE TO BANKS, BROKERS OR OTHER NOMINEES
                   ------------------------------------------

     45. If you engaged in purchase and/or sale transactions in MicroStrategy securities during the Class Period as a nominee for the benefit of another, you are directed to provide a copy of this notice to the beneficial owner of the publicly traded securities postmarked no later than ten (10) days after receipt of this notice or to promptly provide the names and addresses of such persons to the Claims Administrator, in which case the beneficial owner will be sent a copy of the Notice. You may obtain reimbursement of your reasonable and actual out-of-pocket disbursements that would not have been made but for this request by submitting an itemized statement to: MicroStrategy Securities Litigation, c/o Gilardi & Co. LLC, P.O. Box 990, Corte Madera, CA 94976-0990, telephone (800) 447-7657.

                               FURTHER INFORMATION
                               -------------------

     46. All inquiries regarding this Notice or the Proof of Claim form should be made in writing to: MicroStrategy Securities Litigation, c/o Gilardi & Co. LLC, P.O. Box 990, Corte Madera, CA 94976-0990 or by telephone: (800) 447-7657. All other inquiries regarding this Action should be made to Plaintiffs' Co-Lead Counsel at the addresses listed at paragraph 43 above.

     47. The pleadings and other records of the Action may be examined and copied at any time during regular office hours at the Office of the Clerk, United States District Court, Eastern District of Virginia, Alexandria Division, 401 Courthouse Square, Alexandria, Virginia 22314.

DATED:   June 1, 2001                          BY ORDER OF THE COURT
                                               ----------------------
                                               UNITED STATES DISTRICT COURT
                                               EASTERN DISTRICT OF VIRGINIA
                                               ALEXANDRIA DIVISION

________________________________________________________________________________

                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF VIRGINIA
                               ALEXANDRIA DIVISION

IN RE MICROSTRATEGY INC.            )  Civil Action No. 00-473-A
SECURITIES LITIGATION               )

                          SUMMARY NOTICE OF SETTLEMENT
                   OF CLASS ACTION WITH RESPECT TO DEFENDANT
                PRICEWATERHOUSECOOPERS LLP AND SETTLEMENT HEARING


TO:  ALL PERSONS WHO PURCHASED THE COMMON STOCK OR CALL
     OPTIONS, OR SOLD PUT OPTIONS, OF MICROSTRATEGY INCORPORATED
     ("MICROSTRATEGY") DURING THE PERIOD JUNE 11, 1998 THROUGH MARCH 20, 2000, INCLUSIVE (THE "CLASS").

     YOU ARE HEREBY NOTIFIED, that an additional cash settlement worth $55,000,000 with the sole remaining defendant in this action has been proposed. A hearing will be held before the Honorable T. S. Ellis, III, in the United States District Court for the Eastern District of Virginia, Alexandria Division, 401 Courthouse Square, Alexandria, Virginia 22314, at 2:00 p.m., on July 16, 2001 to determine whether the proposed settlement should be approved by the Court as fair, reasonable, and adequate, and to consider the application of Plaintiffs' Counsel for attorneys' fees and reimbursement of expenses.

     IF YOU ARE A MEMBER OF THE CLASS DESCRIBED ABOVE, YOUR RIGHTS WILL BE AFFECTED AND YOU MAY BE ENTITLED TO SHARE IN THE SETTLEMENT FUND. If you have not yet received the full printed Notice of Settlement of Class Action with Respect to Remaining Defendant PricewaterhouseCoopers LLP, Hearing on Proposed Settlement and Attorneys' Fee Petition and Right to Share in Settlement Fund and a Proof of Claim form, you may obtain copies of these documents by identifying yourself as a member of the Class and by calling or writing to:

                      MicroStrategy Securities Litigation
                      c/o Gilardi & Co. LLC
                      Claims Administrator
                      Post Office Box 990
                      Corte Madera, CA 94976-0990
                      (800) 447-7657

Inquiries, other than requests for the forms of Notice and Proof of Claim, may be made to Plaintiffs' Co-Lead Counsel:

      Daniel W. Krasner, Esq.           Melvyn I. Weiss, Esq.
      Fred Taylor Isquith, Esq.         Steven G. Schulman, Esq.
      WOLF HALDENSTEIN ADLER            MILBERG WEISS BERSHAD
      FREEMAN & HERZ LLP                HYNES & LERACH LLP
      270 Madison Avenue                One Pennsylvania Avenue
      New York, New York 10016          New York, New York 10019
      (212) 545-4600                    (212) 594-5300

     To participate in the settlement, if you have not already submitted a Proof of Claim in connection with the prior settlement, you must submit a Proof of Claim no later than September 3, 2001. IF YOU ARE A CLASS MEMBER AND DID NOT PREVIOUSLY EXCLUDE YOURSELF AND DID NOT PREVIOUSLY SUBMIT A PROPER PROOF OF CLAIM AND DO NOT NOW SUBMIT A PROPER PROOF OF CLAIM, YOU WILL NOT SHARE IN THE SETTLEMENT BUT YOU WILL BE BOUND BY THE FINAL ORDER AND JUDGMENT OF THE COURT.

     The pleadings and other records of the Action may be examined and copied at any time during regular business hours at the office of the Clerk, United States District Court for the Eastern District of Virginia, Alexandria Division, 401 Courthouse Square, Alexandria, Virginia 22314.

     Further information may be obtained by directing your inquiry in writing to the Claims Administrator at the address set forth above.

                                                           By Order of The Court

________________________________________________________________________________

                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF VIRGINIA
                               ALEXANDRIA DIVISION

IN RE MICROSTRATEGY INC. SECURITIES       )    Civil Action No. 00-473-A
LITIGATION                                )
__________________________________________)

                           PROOF OF CLAIM AND RELEASE
                           --------------------------

     DEADLINE FOR SUBMISSION: SEPTEMBER 3, 2001.

     IF YOU PURCHASED THE COMMON STOCK OR CALL OPTIONS, OR SOLD PUT OPTIONS, OF MICROSTRATEGY INCORPORATED ("MICROSTRATEGY" OR THE "COMPANY") DURING THE PERIOD JUNE 11, 1998 THROUGH MARCH 20, 2000, INCLUSIVE ("THE CLASS PERIOD"), YOU ARE A "CLASS MEMBER" AND YOU MAY BE ENTITLED TO SHARE IN THE SETTLEMENT PROCEEDS. (EXCLUDED FROM THE CLASS ARE DEFENDANTS, ANY PERSON, FIRM, TRUST, CORPORATION OR OTHER INDIVIDUAL OR ENTITY IN WHICH ANY DEFENDANT HAS A CONTROLLING INTEREST OR WHICH IS RELATED TO OR AFFILIATED WITH ANY OF THE DEFENDANTS, THE PARTNERS, PRINCIPALS, OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, LEGAL REPRESENTATIVES, HEIRS, PREDECESSORS, SUCCESSORS AND ASSIGNS OF DEFENDANTS, AND THE IMMEDIATE FAMILY MEMBERS OF ANY SUCH INDIVIDUAL. ALSO EXCLUDED ARE ALL PERSONS OR ENTITIES WHO OR WHICH PREVIOUSLY SUBMITTED REQUESTS TO BE EXCLUDED FROM THE CLASS.)

     IF YOU ARE A CLASS MEMBER AND YOU DID NOT SUBMIT A PROOF OF CLAIM FORM IN
                                           ---
     CONNECTION WITH THE PRIOR SETTLEMENT WITH MICROSTRATEGY/1/, YOU MUST COMPLETE AND SUBMIT THIS FORM IN ORDER TO BE ELIGIBLE FOR ANY SETTLEMENT BENEFITS. IF YOU HAVE ALREADY SUBMITTED A PROOF OF CLAIM FORM IN CONNECTION WITH THE PRIOR SETTLEMENT WITH MICROSTRATEGY, THERE IS NO NEED TO DO SO AGAIN.

     UNLESS YOU PREVIOUSLY SUBMITTED A PROOF OF CLAIM FORM IN CONNECTION WITH
     ------
     THE PRIOR SETTLEMENT WITH MICROSTRATEGY, YOU MUST COMPLETE AND SIGN THIS PROOF OF CLAIM AND MAIL IT BY FIRST CLASS MAIL, POSTMARKED NO LATER THAN SEPTEMBER 3, 2001 TO THE FOLLOWING ADDRESS:

                       MicroStrategy Securities Litigation
                              c/o Gilardi & Co. LLC
                              Claims Administrator
                               Post Office Box 990
                           Corte Madera, CA 94976-0990

     YOUR FAILURE TO SUBMIT YOUR CLAIM BY SEPTEMBER 3, 2001 WILL SUBJECT YOUR CLAIM TO REJECTION AND PRECLUDE YOUR RECEIVING ANY MONEY IN CONNECTION WITH THIS SETTLEMENT OF THIS LITIGATION. DO NOT MAIL OR DELIVER YOUR CLAIM TO THE COURT OR TO ANY OF THE PARTIES OR THEIR COUNSEL AS ANY SUCH CLAIM WILL BE DEEMED NOT TO HAVE BEEN SUBMITTED. SUBMIT YOUR CLAIM ONLY TO THE CLAIMS ADMINISTRATOR.

     1.  A.   I did ___, I did not ___ (check  one) purchase the common stock of
     MicroStrategy during the period June 11, 1998 through March 20, 2000, inclusive.

         B. I did ___, I did not ___ (check one) purchase call options on the common stock of MicroStrategy during the period June 11, 1998 through March 20, 2000, inclusive.

         C. I did ___, I did not ___ (check one) write (sell) put options on the common stock of MicroStrategy during the period June 11, 1998 through March 20, 2000, inclusive.

     Do not submit this Proof of Claim unless you checked "I did" with respect to at least one of the above statements.


________________________

     /1/ A settlement was previously reached with MicroStrategy and other defendants as described in the Notice of Pendency of Class Action and Partial Settlement dated January 26, 2001 previously mailed to Class Members (the "Prior Settlement with MicroStrategy").

     2. By submitting this Proof of Claim, I state that I believe in good faith that I am a Class Member as defined above and in the Notice of Settlement of Class Action with Respect to Remaining Defendant PricewaterhouseCoopers LLP, Hearing on Proposed Settlement and Attorneys' Fee Petition and Right to Share in Settlement Fund (the "Notice"), or am acting for such person; that I am not a Defendant in the Action or anyone excluded from the Class; that I have read and understand the Notice; that I believe that I am entitled to receive a share of the Net Settlement Fund; that I elect to participate in the proposed Settlement described in the Notice; and that I did not file a request for exclusion.

     3. I have set forth where requested below all relevant information with respect to each purchase of MicroStrategy common stock and/or call options on MicroStrategy common stock during the Class Period, and each sale, if any, of such securities. I have set forth where requested below all relevant information with respect to each sale (writing) of put options on MicroStrategy common stock during the Class Period, and each purchase, if any, of such securities.

     4. I have enclosed photocopies of the stockbroker's confirmation slips, stockbroker's statements, relevant portions of my tax returns or other documents evidencing each purchase, sale or retention of MicroStrategy common stock, call options and/or put options during the Class Period listed below in support of my claim. IF ANY SUCH DOCUMENTS ARE NOT IN YOUR POSSESSION, PLEASE OBTAIN A COPY OR EQUIVALENT DOCUMENTS FROM YOUR BROKER OR TAX ADVISOR BECAUSE THESE DOCUMENTS ARE NECESSARY TO PROVE AND PROCESS YOUR CLAIM.

     5. I understand that the information contained in this Proof of Claim is subject to such verification as the Court may direct, and I agree to cooperate in any such verification.

     6. Upon the occurrence of the Effective Date (as defined in the Notice) my signature hereto will constitute a full and complete release, remise and discharge by me or, if I am submitting this Proof of Claim on behalf of a corporation, a partnership, estate or one or more other persons, by it, him, her or them, and by my, its, his, her or their heirs, executors, administrators, successors, and assigns of each of the "Released Parties" of all "Settled Claims," as defined in the Notice.

                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF VIRGINIA
                               ALEXANDRIA DIVISION            Must be Postmarked
                                                                  No Later Than:
                                                               September 3, 2001


                    In re MicroStrategy Securities Litigation
                            Civil Action No. 00-473-A
                            -------------------------

                           PROOF OF CLAIM AND RELEASE

                         Please Print in the Boxes Below

                          Do Not Used Red Ink Or Pencil

7.   Statement of Claim
     ------------------

____________________________________________________________________________________________________________________________
Beneficial Owner's First Name


____________________________________________________________________________________________________________________________
Joint Owner's First Name


____________________________________________________________________________________________________________________________
Last Name


____________________________________________________________________________________________________________________________
Joint Owner's Last Name (if different from above)


____________________________________________                                   Check One:
Social Security Number or Taxpayer I.D. No.
                                                                               ___ Individual

                  ________________________ (Day)                               ___ Corporation
                  Telephone Number
                                                                               ___ Estate

                  ________________________ (Night)
                  Telephone Number                                             ___ Other (specify)_______________



____________________________________________________________________________________________________________________________
Address 1


____________________________________________________________________________________________________________________________
Address 2


____________________________________________________________________________________________________________________________
City                                                          State                                      Zip Code


____________________________________________________________________________________________________________________________
Foreign Province                          Foreign Zip Code                       Foreign Country




PC_____________   LS______________    BC 1______________    DEF______________      LATE ____________   (For claims processing only)

8.   MICROSTRATEGY COMMON STOCK:
     --------------------------

     A. At the close of business on June 10, 1998, I owned _________ shares of MicroStrategy common stock.

     B. I made the following purchases of MicroStrategy common stock during the period June 11, 1998 through March 20, 2000, inclusive (persons who received MicroStrategy common stock during the Class Period other than by purchase are not eligible to file claims for those transactions):

   Trade Date(s) of Purchase         Number of              Purchase Price             Aggregate Cost            Proof of Purchase
    (List Chronologically)           Shares of               Per Share of          (including commissions,          Enclosed?
                                                                                                                    --------
        Month/Day/Year         Common Stock Purchased        Common Stock              taxes, and fees)           Yes        No
        --------------         ----------------------        ------------              ---------------            ---        --
      1. _________________     ___________________          $________________        $________________           ______    _____


      2. _________________     ___________________          $________________        $________________           ______    _____


      3. _________________     ___________________          $________________        $________________           ______    _____

Attach additional pages if you need more room for all your transactions.

     C. I made the following sales of MicroStrategy common stock during the period June 11, 1998 through June 19, 2000, inclusive:

              Trade Date (s) of Sale          Number of              Amount Received           Proof of Sale
              (List Chronologically)          Shares of            (net of commissions,          Enclosed?
                                                                                                 --------
                  Month/Day/Year            Common Stock Sold        taxes, and fees)           Yes      No
                  --------------            -----------------        ----------------           ---      --


               1. _________________       ___________________        $________________        ______    ______


               2. _________________       ___________________        $________________        ______    ______


               3. _________________       ___________________        $________________        ______    ______



Attach additional pages if you need more room for all your transactions.

     D. At the close of business on June 19, 2000, I still owned ______ shares of MicroStrategy common stock

9.   MICROSTRATEGY CALL OPTIONS:
     --------------------------

     A. I purchased the following Call options on MicroStrategy common stock during the period June 11, 1998 through March 20, 2000, inclusive WHICH CALL OPTIONS WERE OPEN, UNEXPIRED AND STILL OWNED BY ME ON MARCH 20, 2000:

               Date (s) of Purchase        Strike Price                                    Aggregate Cost         Proof of Purchase
              (List Chronologically)           and             Number of Contracts     (including commissions,        Enclosed?
                                                                                                                      --------
                                          Expiration Date         Purchased               taxes, and fees)          Yes       No
                  --------------          ---------------         ---------               ---------------           ---       --
            1. _________________       ___________________     $________________          $________________        _____     _____


            2. _________________       ___________________     $________________          $________________        _____     _____


            3. _________________       ___________________     $________________          $________________        _____     _____




Attach additional pages if you need more room for all your transactions.

     B. I sold the following Call options on MicroStrategy common stock on or after March 20, 2000 WHICH CALL OPTIONS WERE OWNED BY ME ON MARCH 20, 2000:


             Trade Date (s) of Sale         Strike Price                                     Net Proceeds           Proof of Sale
              (List Chronologically)           and             Number of Contracts       (net of commissions,         Enclosed?
                                                                                                                       --------
                                          Expiration Date            Sold                   taxes, and fees)          Yes       No
                  --------------          ---------------            ----                   ---------------           ---       --
            1. _________________       ___________________     $________________          $________________        _____     _____


            2. _________________       ___________________     $________________          $________________        _____     _____


            3. _________________       ___________________     $________________          $________________        _____     _____



Attach additional pages if you need more room for all your transactions.

     C. Of the Call options on MicroStrategy common stock listed in section A of this paragraph 9 above, the following Call options still owned by me on March 20, 2000 expired unexercised and worthless (indicate by line number from section A of paragraph 9): (1)________, (2)________, (3)_______.

Attach additional pages if you need more room for all your transactions.

10.  MICROSTRATEGY PUT OPTIONS:
     -------------------------

     A. I wrote (sold) the following Put options on MicroStrategy common stock during the period June 11, 1998 through March 20, 2000, inclusive WHICH PUT OPTIONS WERE OPEN, UNEXPIRED AND STILL MY LIABILITY ON MARCH 20, 2000:

     Trade Date (s) of Writing      Strike Price                                Aggregate Premium               Proof of Sale
    (Sale) List Chronologically         and           Number of  Contracts       received (net of                  Enclosed?
                                                                                                                   --------
          Month/Day/Year           Expiration Date       Written (Sold)       commissions, taxes, and fees)     Yes    No
          --------------           ---------------       --------------       -----------------------------     ---    --
      1. _________________       ___________________       $________________      $________________            _____    _____


      2. _________________       ___________________       $________________      $________________            _____    _____


      3. _________________       ___________________       $________________      $________________            _____    _____



Attach additional pages if you need more room for all your transactions.

     B. I made the following purchases of Put options on MicroStrategy common stock on and after March 20, 2000, to close positions listed in section A of this paragraph 10 above:


        Date (s) of repurchase       Strike Price                                     Amount Paid                   Proof
    (cover) List Chronologically         and              Number of  Contracts   (including commissions.           Enclosed?
                                                                                                                   --------
          Month/Day/Year           Expiration Date           repurchased           taxes, and fees)             Yes       No
          --------------           ---------------           -----------           ---------------             ----       --
      1. _________________       ___________________       $________________      $________________            _____    _____


      2. _________________       ___________________       $________________      $________________            _____    _____


      3. _________________       ___________________       $________________      $________________            _____    _____



Attach additional pages if you need more room for all your transactions.

     C. The following Put options were exercised and assigned to me on or after March 20, 2000, pursuant to which I purchased MicroStrategy common stock as follows:



       Date (s) of exercise         Strike Price                                                                   Proof
       List Chronologically              and                Number of Shares          Total                       Enclosed?
                                                                                                                  --------
          Month/Day/Year           Expiration Date             put to me             Amount Paid                Yes       No
          --------------           ---------------             ---------             -----------                ---       --
      1. _________________       ___________________       $________________      $________________            _____    _____


      2. _________________       ___________________       $________________      $________________            _____    _____




Attach additional pages if you need more room for all your transactions.

                             11. Substitute Form W-9
                                 -------------------

                   Request for Taxpayer Identification Number:

     Enter taxpayer identification number below for the Beneficial Owner(s). For most individuals, this is your Social Security Number. The Internal Revenue Service ("I.R.S.") requires such taxpayer identification number. If you fail to provide this information, your claim may be rejected.

       _________________________________________           ________________________________________
       Social Security Number (for individuals)     or     Employer Identification Number
                                                           (for estates, trusts, corporations, etc.


                                12. Certification
                                    -------------


     UNDER THE PENALTIES OF PERJURY, I (WE) CERTIFY THAT ALL OF THE INFORMATION PROVIDED ON THIS FORM IS TRUE, CORRECT AND COMPLETE.

     I (We) certify that I am (we are) NOT subject to backup withholding under the provisions of Section 3406 (a)(1)(c) of the Internal Revenue Code because:
(a) I am (We are) exempt from backup withholding, or (b) I (We) have not been notified by the I.R.S. that I am (we are) subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the I.R.S. has notified me (us) that I am (we are) no longer subject to backup withholding.

NOTE: If you have been notified by the I.R.S. that you are subject to backup withholding, please strike out the language that you are not subject to backup withholding in the certification above.


                                          Signature of Claimant (If this claim
                                          is being made on behalf of Joint
                                          Claimants, then each must sign)

                                          ______________________________________
                                          (Signature)

                                          ______________________________________
                                          (Signature)

                                          Date:_________________________________

THIS PROOF OF CLAIM MUST BE SUBMITTED NO LATER THAN SEPTEMBER 3, 2001, AND MUST BE MAILED TO:

                    In re MicroStrategy Securities Litigation
                              c/o Gilardi & Co. LLC
                              Claims Administrator
                               Post Office Box 990
                           Corte Madera, CA 94976-0990

     Provided it is received prior to filing of a motion for the distribution of the Net Settlement Fund, a Proof of Claim received by the Claims Administrator shall be deemed to have been submitted when posted, if mailed by September 3, 2001, and if a postmark is indicated on the envelope and it is mailed first class, and addressed in accordance with the above instructions. In all other cases, a Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator.

     If you wish to be assured that your Proof of Claim is actually received by the Claims Administrator then you should send it by Certified Mail, Return Receipt Requested. No acknowledgment will be made as to the receipt of claim forms. You should also retain a copy of all materials sent to the Claims Administrator. You should be aware that it will take a significant amount of time to process fully all of the Proofs of Claim and to administer the Settlement. This work will be completed as promptly as time permits, given the need to investigate and tabulate each Proof of Claim. Please notify the Claims Administrator of any change of address.